UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2010

PRIMUS GUARANTY, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	001-32307	98-0402357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 441-296-0519

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information contained below in Item 5.02(b) is hereby incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 29, 2010, Primus Asset Management, Inc. (“PAM”) and Thomas W. Jasper entered into a separation agreement under which Mr. Jasper resigned from his position as Chief Executive Officer and as a member of the Board of Directors of Primus Guaranty, Ltd. (“Primus Guaranty”) and as an officer and director of certain subsidiaries of Primus Guaranty, including PAM, in each case, effective as of November 1, 2010 (the “Separation Date”). Under the agreement, PAM agreed to (i) pay Mr. Jasper $500,000 in lieu of a 2010 annual bonus; (ii) pay Mr. Jasper $750,000 in lieu of equity awards to be made under Mr. Jasper’s existing employment agreement with the Company; (iii) pay Mr. Jasper $250,000 in installments over the 12-month period following the Separation Date; and (iv) reimburse Mr. Jasper for the cost of his COBRA premiums until May 1, 2011. In addition, under the agreement, Mr. Jasper’s 822,395 outstanding restricted share units are being vested; his 50,000 unvested options are being vested and his outstanding options to purchase a total of 455,000 common shares of Primus Guaranty will remain exercisable until the first to occur of (1) one year after the Separation Date, or (2) the expiration date of the options; and his 161,128 performance shares will remain outstanding according to their terms, with 80,564 of the performance shares vesting if the trading prices of the common shares reach each of the $5.50 and $6.50 price thresholds on or before January 28, 2013 (subject to acceleration in certain change in control circumstances). Mr. Jasper will also receive 390,658 common shares in accordance with the terms of his existing deferred share units. The agreement also includes certain confidentiality, non-disparagement, non-solicitation and non-interference obligations on the part of Mr. Jasper. Mr. Jasper also granted a general release to Primus Guaranty and its subsidiaries.

(c) On October 27, 2010, the Board of Directors of Primus Guaranty appointed Richard Claiden, who has served as Primus Guaranty’s Chief Financial Officer and Chief Operating Officer, to the position of Chief Executive Officer of Primus Guaranty, effective as of the Separation Date.

Mr. Claiden has been Primus Guaranty’s and PAM’s Chief Financial Officer since October 2003 and, additionally, has been Primus Guaranty’s and PAM’s Chief Operating Officer since January 2008. Prior to joining Primus Guaranty, he was a Managing Director from 2000 to 2003 and Head of Operational Risk from 2001 to 2003 at the investment banking division of JPMorgan Chase. From 1994 to 1999, he held numerous executive positions at the Canadian Imperial Bank of Commerce. Mr. Claiden holds a Bachelor of Science degree in Economics from London University and a Master of Arts in Accounting and Finance from Lancaster University. He is a fellow of the Institute of Chartered Accountants (U.K.). Mr. Claiden is 58 years old.

On October 27, 2010, the Board of Directors of Primus Guaranty appointed Christopher N. Gerosa, who has served as Primus Guaranty’s Corporate Treasurer, to the position of Chief Financial Officer of Primus Guaranty, effective as of the Separation Date.

Mr. Gerosa has been the Corporate Treasurer of Primus Guaranty and PAM since April 2007. Prior to becoming Corporate Treasurer, he held the position of Corporate Controller and served as the Director of Investor Relations. Mr. Gerosa joined Primus Guaranty in March of 2003 and was an integral part in taking the company public in September 2004. Before joining Primus Guaranty, he worked in the product controller areas of Deutsche Bank and Goldman Sachs. Mr. Gerosa began his professional career at Arthur Andersen. He served as a U.S. Army Infantry Officer after receiving his B.B.A. from the University of Notre Dame. Mr. Gerosa is 35 years old.

(d) On October 27, 2010, the Board of Directors of Primus Guaranty appointed Mr. Claiden to fill the vacancy on the Primus Guaranty Board of Directors, caused by the resignation of Mr. Jasper. Mr. Claiden will be a Class I Director of Primus Guaranty and his term shall expire at Primus Guaranty’s annual general meeting of shareholders in 2013. Such appointment is effective as of the Separation Date. The information set forth in the first two paragraphs of Item 5.02(c) above is hereby incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS GUARANTY, LTD.

By: /S/ Vincent B. Tritto
Vincent B. Tritto
General Counsel
(Duly Authorized Officer)

Date: November 1, 2010